File Number:  811-

                      SECURITIES AND EXCHANGE COMMISSION
                            Washington, DC  20549

                                  FORM N-8A

                         NOTIFICATION OF REGISTRATION
                    FILED PURSUANT TO SECTION 8(a) OF THE
                        INVESTMENT COMPANY ACT OF 1940

The undersigned investment company hereby notifies the Securities and Exchange Commission that it registers under and pursuant to the provisions of Section 8(a) of the Investment Company Act of 1940 and in connection with such notification of registration submits the following information:

Name: MANNING & NAPIER INSURANCE FUND, INC.

Address of Principal Business Office:

     1100 Chase Square
     Rochester, NY 14604

Telephone Number:  (716) 325-6880

Name and Address of Agent for Service of Process:

     B. Reuben Auspitz or Barbara Lapple
     c/o Manning & Napier Insurance Fund, Inc.
     1100 Chase Square
     Rochester, NY 14604

Check Appropriate Box:

Registrant is filing a Registration pursuant to Section 8(b) of the Investment Company Act of 1940 concurrently with the filing of Form N-8A: [X] Yes [ ] No

                                  SIGNATURES

Pursuant to the requirements of the Investment Company Act of 1940, the registrant has caused this notification of registration to be duly signed on its behalf in the City of Rochester and State of New York on the 30th day of November, 1995.

                              SIGNATURE: MANNING & NAPIER INSURANCE FUND, INC.



                                     By: /s/B. Reuben Auspitz
                                         B. Reuben Auspitz
                                         President

ATTEST: /s/Barbara Lapple
        Barbara Lapple